EXHIBIT NO. 23


                        CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors and Stockholders
Wisconsin Central Transportation Corporation:

We consent to incorporation by reference in the previously filed registration statements (No. 33-40820, No. 33-65678, No. 33-84088 and No. 33-80309) on Form
S-8 of Wisconsin Central Transportation Corporation of our report dated January 27, 1997, relating to the consolidated balance sheets of Wisconsin Central Transportation Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Wisconsin Central Transportation Corporation.



                                                  KPMG Peat Marwick LLP

Chicago, Illinois
March 20, 1997